Exhibit 5.0

                  [BECKMAN, MILLMAN & SANDERS, LLP LETTER HEAD]


                                                              November 10, 2000

Laidlaw Global Corporation
100 Park Avenue
New York, NY 10017

     Re: Form S-8 Registration Statement

Gentlemen:

     We have acted as counsel for Laidlaw Global Corporation (the "Company") in connection with the registration by the Company of 500,000 shares of its common stock, $0.00001 par value per share (the "Securities"), as contemplated by the Company's Registration Statement on Form S-8 filed on the date hereof with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended.

     In connection therewith, we have examined, among other things, the terms of the applicable agreements granting the Securities which are being registered in the Company's Registration Statement on Form S-8 filed on the date hereof with the Commission, and we have examined such other documents and records as we have deemed necessary to examine for the purpose of giving this opinion.

     Based upon and subject to the foregoing, and upon such matters as we have determined to be relevant, I am of the opinion that:

          When an aggregate of 500,000 shares of common stock are issued, such shares will be duly authorized, validly issued, fully paid and non-assessable, with no personal liability attaching to the ownership thereof.

     We consent to the inclusion of this opinion as an exhibit of the Registration Statement.

                                        Very Truly Yours,

                                        Beckman, Millman & Sanders, LLP



                                        By: /s/ Michael Beckman
                                            -------------------------